Exhibit 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
SEPTEMBER 4, 2008
CONTACTS:
TOM PRICE, JR. SENIOR VICE PRESIDENT – CORPORATE DEVELOPMENT (405) 879-9257 tom.price@chk.com

CHESAPEAKE ENERGY CORPORATION UNVEILS NATIONAL CAMPAIGN TO
ENCOURAGE SWITCH FROM FOREIGN OIL TO AMERICAN NATURAL GAS
IN U.S. TRANSPORTATION SECTOR

OKLAHOMA CITY, OKLAHOMA, SEPTEMBER 4, 2008 – Chesapeake Energy Corporation (NYSE:CHK), the nation’s largest natural gas producer and most active driller, announced today  that it has initiated a public education campaign called CNG NOW designed to promote the greater usage of America’s clean-burning natural gas as a transportation fuel.

CNG NOW is an initiative that sets forth a clear plan to rescue America from decades of dangerous reliance on imported foreign oil and complements the transportation portion of the Pickens Plan announced by T. Boone Pickens earlier this summer.

 “Spending hundreds of billions of dollars every year on foreign oil to fuel our cars and trucks has weakened our economy, our environment and our national security,” stated Aubrey K. McClendon, Chesapeake’s Chairman and CEO.  “CNG NOW shows all of us how we can make the switch from gasoline and diesel to natural gas sooner and allow America to pursue a safer, cleaner and more affordable energy future. We can use one of America’s most plentiful resources to substantially reduce our energy costs while also improving the environment. ”

McClendon said today that Chesapeake has launched a multimedia advertising and online grassroots call-to-action campaign entitled “Rescue America” to encourage change in America’s energy future by accelerating the transition to compressed natural gas (CNG) as a transportation fuel. “After decades of debate about the dangers of becoming so reliant on foreign oil and how that reliance has damaged our economy and weakened our national security, we’ve only grown more dependent, and the dire consequences are being felt across our nation. We are borrowing ourselves into national bankruptcy to the tune of $700 billion a year for imported oil.  This is not sustainable, and the American public needs to know there is an alternative to our failed energy policies of the past.  It is our nation’s single biggest challenge and the need to meet it is urgent; however, the good news is we have an answer through America’s own natural gas.”

McClendon outlined the CNG NOW plan to Rescue America:

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Establish bipartisan support for responsible federal incentives to accelerate the manufacturing of more CNG-powered vehicles.   Honda is the only manufacturer of a CNG vehicle in America today, the Civic GX, which has received accolades as the “greenest vehicle” in the country.  The Honda Civic GX comes with a $4,000 federal tax credit, which should be extended to other CNG vehicles.  Ford and General Motors currently manufacture CNG vehicles for the international market, but not for the domestic market.  Given increased and predictable demand, Honda, Ford, General Motors and other manufacturers could accelerate production of CNG vehicles for the American market.

•
Establish bipartisan support for responsible federal and state incentives to place CNG dispensing units at approximately 20% of existing service stations, especially at truck stops and other stations along the interstate corridors.  The vast majority of gasoline stations are already connected to existing natural gas lines and so providing incentives to gasoline station owners to add a CNG dispensing unit is a critical step toward reducing our dependence on foreign oil by making sure there is ample nationwide access to CNG.

•
Establish bipartisan support for the extension of the existing $1,000 federal tax credit for the installation of in-home CNG dispensing units that connect to existing residential gas lines and allow drivers to refuel overnight.  More than 70% of U.S. homes have access to natural gas, and home refueling is simple, safe and convenient.  In combination with the service station retrofitting discussed above, home refueling virtually assures all American motorists would have ready access to CNG.

“Converting just 10% of our vehicles in America to CNG can lower our consumption of foreign oil by more than one million barrels per day, potentially saving nearly $50 billion each year,” McClendon said.  “CNG costs 40-50% less than a gallon of gasoline today and is much cleaner, plus its consumption keeps American dollars at home and creates jobs across a wide range of industries throughout the nation.  Natural gas is currently produced in 31 of our 50 states and with 22 states blessed with shale gas, there is no fuel more all-American than natural gas.  In addition, recent large discoveries using new technologies in natural gas shale basins such as the Barnett, Haynesville, Fayetteville, Woodford and Marcellus have provided new evidence that our country has ample natural gas supplies to power America’s economy for more than a century. This newfound abundance means we can now rely on natural gas not only for transportation, but also as a natural partner with renewables such as wind and solar to ensure clean, reliable electricity generation for many decades to come.”

McClendon said he is proud of the product his company produces. “Natural gas costs less than gasoline and diesel; it is cleaner, more affordable and we are almost entirely self-sufficient from North American sources of natural gas. Just as the 20th century was the Age of Oil, I believe the 21st century will become known as the Age of Natural Gas.  It is the right fuel and the right answer to the biggest problems affecting our economy, environment and national security,” he said.

McClendon invited Americans to join him in calling upon federal and state leaders to support CNG NOW to begin reducing our addiction to foreign oil and decrease pollution from car and truck emissions by promoting the adoption of reasonable incentives to build, buy and sell CNG vehicles; install home and retail CNG compressor units and convert gasoline-powered cars and trucks to CNG.

“We can strengthen our economy, clean the air and increase our national security by controlling our destiny through the pursuit of CNG NOW. I invite all Americans to join us in embracing natural gas as the perfect fuel for a cleaner and stronger nation,” McClendon said.

Chesapeake Energy Corporation is the largest producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Mid-Continent, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States. Further information is available at www.chk.com.